SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 37)*

Icahn Enterprises L.P.
(Name of Issuer)

Depositary Units Representing Limited Partner Interests
(Title of Class of Securities)

029169 10 9
(CUSIP Number)

Jesse Lynn, Esq.
Icahn Associates LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

September 28, 2015
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
Barberry Corp.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
3,760,045

8            SHARED VOTING POWER
7,668,227

9            SOLE DISPOSITIVE POWER
3,760,045

10            SHARED DISPOSITIVE POWER
7,668,227

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,428,272

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.89%

14            TYPE OF REPORTING PERSON
                          CO

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
CCI Offshore LLC

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
2,436,641

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
2,436,641

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,436,641

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.89%

14            TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 029169 10 9

1.            NAME OF REPORTING PERSON
CCI Onshore LLC

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
19,300,848

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
19,300,848

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,300,848

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.97%

14            TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
Gascon Partners

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
16,978,176

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
16,978,176

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,978,176

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13.17%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
High Coast Limited Partnership

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
44,263,953

8            SHARED VOTING POWER
19,300,848

9            SOLE DISPOSITIVE POWER
44,263,953

10            SHARED DISPOSITIVE POWER
19,300,848

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
63,564,801

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
49.30%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
Highcrest Investors LLC

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)             / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
13,187,103

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
13,187,103

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,187,103

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.23%

14            TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
Modal LLC

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
760,968

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
760,968

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
760,968

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.59%

14            TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
Thornwood Associates Limited Partnership

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                        / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
5,231,586

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
5,231,586

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,231,586

12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES                          / /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.06%

14            TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
Starfire Holding Corporation

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
13,187,103

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
13,187,103

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,187,103

12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                          / /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.23%

14            TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
Little Meadow Corp.

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)             /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                                      / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
80,542,977

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
80,542,977

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
80,542,977

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
62.48%

14            TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
Tramore LLC

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                        / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
8,632,062

8            SHARED VOTING POWER
0

9            SOLE DISPOSITIVE POWER
8,632,062

10            SHARED DISPOSITIVE POWER
0

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,632,062

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.70%

14            TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 029169 10 9

1            NAME OF REPORTING PERSON
Carl C. Icahn

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)            / /

3            SEC USE ONLY

4            SOURCE OF FUNDS
Not applicable.

5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                        / /

6            CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7            SOLE VOTING POWER
0

8            SHARED VOTING POWER
114,551,382

9            SOLE DISPOSITIVE POWER
0

10            SHARED DISPOSITIVE POWER
114,551,382

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
114,551,382

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES/ /

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
88.86%

14            TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

Item 1.                          Security and Issuer

The Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") on September 24, 1990, as previously amended (the "Initial 13D"), is hereby further amended to furnish the additional information set forth in this Amendment No. 37 to the Initial 13D. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D.

Item 5. Interest in Securities of the Issuer

Items 5(a) and 5(b) of the Initial 13D are hereby amended and restated as follows:

(a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 114,551,382 Depositary Units, representing approximately 88.86% of the Issuer's outstanding Depositary Units (based upon: (i) the 126,643,279 Depositary Units stated to be outstanding as of August 5, 2015 by the Issuer in the Issuer's Form 10-Q filing filed with the Securities and Exchange Commission on August 6, 2015; plus (ii) the 2,265,928 Depositary Units issued to the Reporting Persons by the Issuer on September 28, 2015 in connection with a regular quarterly distribution of Depositary Units by the Issuer).

(b) Barberry has sole voting power and sole dispositive power with respect to 3,760,045 Depositary Units, representing approximately 2.92% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Barberry) may be deemed to indirectly beneficially own the Depositary Units which Barberry owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

CCI Offshore has sole voting power and sole dispositive power with respect to 2,436,641 Depositary Units, representing approximately 1.89% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to CCI Offshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Offshore owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

CCI Onshore has sole voting power and sole dispositive power with respect to 19,300,848 Depositary Units, representing approximately 14.97% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of High Coast, Little Meadow and Mr. Icahn (by virtue of their relationships to CCI Onshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Onshore owns. Each of High Coast, Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Gascon has sole voting power and sole dispositive power with respect to 16,978,176 Depositary Units, representing approximately 13.17% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to Gascon) may be deemed to indirectly beneficially own the Depositary Units which Gascon owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

High Coast has sole voting power and sole dispositive power with respect to 44,263,953 Depositary Units, representing approximately 34.34% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to High Coast) may be deemed to indirectly beneficially own the Depositary Units which High Coast owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Highcrest has sole voting power and sole dispositive power with respect to 13,187,103 Depositary Units, representing approximately 10.23% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Starfire and Mr. Icahn (by virtue of their relationships to Highcrest) may be deemed to indirectly beneficially own the Depositary Units which Highcrest owns. Each of Starfire and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Modal has sole voting power and sole dispositive power with respect to 760,968 Depositary Units, representing approximately 0.59% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Modal) may be deemed to indirectly beneficially own the Depositary Units which Modal owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Thornwood has sole voting power and sole dispositive power with respect to 5,231,586 Depositary Units, representing approximately 4.06% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to Thornwood) may be deemed to indirectly beneficially own the Depositary Units which Thornwood owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Tramore LLC has sole voting power and sole dispositive power with respect to 8,632,062 Depositary Units, representing approximately 6.70% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Tramore LLC) may be deemed to indirectly beneficially own the Depositary Units which Tramore LLC owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13D concerning the depositary units representing limited partner interests in Icahn Enterprises L.P., a Delaware limited partnership, is true, complete and correct.

Dated: September 30, 2015

BARBERRY CORP.

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

CCI OFFSHORE LLC

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Vice President; Secretary

CCI ONSHORE LLC

By: /s/ Keith Cozza
Name: Keith Cozza
Title: Secretary; Treasurer

GASCON PARTNERS

By: Little Meadow Corp., its managing general partner

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: President; Authorized Signatory

HIGH COAST LIMITED PARTNERSHIP

By: Little Meadow Corp., its general partner

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: President; Authorized Signatory

[Signature Page for Amendment No. 37 to Schedule 13D – Icahn Enterprises L.P.]

HIGHCREST INVESTORS LLC

By: /s/ Keith Cozza
Name: Keith Cozza
Title: Vice President

LITTLE MEADOW CORP.

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: President; Authorized Signatory

MODAL LLC

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Vice President

STARFIRE HOLDING CORPORATION

By: /s/ Keith Cozza
Name: Keith Cozza
Title: Authorized Signatory

THORNWOOD ASSOCIATES LIMITED PARTNERSHIP

By: Barberry Corp., its general partner

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

TRAMORE LLC

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page for Amendment No. 37 to Schedule 13D – Icahn Enterprises L.P.]